EXHIBIT 10.5

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMEENT AGREEMENT, made as of this 5th day of December, 2008, is between Orleans Homebuilders, Inc., a Delaware corporation, with offices at 3333 Street Road, Suite #101, Bensalem, Pennsylvania 19020 (the “Company” or “Orleans”), and Garry Herdler, an individual (hereinafter called “Employee”).

BACKGROUND

As of February 27, 2007, the Company and Employee entered into an Employment Agreement pursuant to which Employee was employed by the Company as Executive Vice President and Chief Financial Officer (the “Original Agreement”).

The Company desires to continue to employ Employee as Executive Vice President and Chief Financial Officer, and Employee desires to continue to be so employed on the terms and conditions contained in the Original Agreement, subject only to the changes contained in this First Amendment.

The Company and Employee desires to amend the Original Agreement in certain respects to reward Employee for strong performance of his duties and to encourage longer term retention through certain incentives.

Certain provisions of the Original Agreement may be treated as providing for payments that are in the nature of “nonqualified deferred compensation,” as that phrase is used for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the modification of such arrangements in order to comply with applicable provisions of the Code is permitted during a transitional period that ends as of December 31, 2008 and Employee and the Company desire to make certain amendments pursuant thereto.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

AMENDMENTS

1.               Section 2.1(a) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

Base Salary.  As compensation for Employee’s services hereunder, the Company shall pay to Employee for Fiscal Years (hereinafter defined) 2007 and 2008 an annual base salary of Four Hundred Fifty Thousand Dollars ($450,000), which annual salary shall increase to Six Hundred Fifty Thousand Dollars ($650,000) retroactively effective as of July 1, 2008, and increase to Six Hundred Seventy Five Thousand Dollars ($675,000) for Fiscal Years 2010, 2011, 2012 and thereafter (the “Base Salary”), commencing July 1st of each such fiscal year.  For Fiscal Year 2013 and thereafter, if applicable, the parties shall discuss whether Employee’s base salary shall be increased.  Employee’s base salary shall be payable in accordance with the Company’s regular payroll practices in effect from time to time during Employee’s employment, but not less frequently than monthly.  The Company’s fiscal year runs from July 1 through June 30 (“Fiscal Year”) so that, for example, Fiscal Year 2009 runs from July 1, 2008 through June 30, 2009.

2.               Section 2.1(b)(i) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

The Company shall pay Employee a Signing Bonus in the amount of $900,000, payable as follows:  (a) $250,000 payable ten (10) days after the Effective Date or the business day immediately following such tenth day if not a business day; (b) $250,000 payable on the first anniversary of the Effective Date: (c) $250,000 payable on or before December 31, 2008; and (d) $150,000 payable on the third anniversary of the Effective Date.  Except as described in Section 2.7 (a) and (c), in order to receive each of the four Signing Bonus payments, Employee must be employed by the Company on the date of the relevant Signing Bonus payment is required to be made.

3.               Section 2.1(b)(ii)a. of the Original Agreement is hereby amended and restated to read in its entirety as follows:

a.                                       The Company shall pay Employee a “Guaranteed Minimum Bonus” pursuant to the following schedule for Fiscal Year 2007 through Fiscal Year 2011:

Period	Guaranteed Minimum Bonus	Payment Dates
Fiscal Year 2007 (Effective Date through June 30, 2007)	$150,000	100% on July 1, 2007

Fiscal Year 2008 (July 1, 2007 through June 30, 2008)	$300,000	50% on December 31, 2007 and 50% on June 30, 2008

Fiscal Year 2009 (July 1, 2008 through June 30, 2009)	$300,000	50% on December 31, 2008 and 50% on June 30, 2009

Fiscal Year 2010 (July 1, 2009 through June 30, 2010)	$350,000	50% on December 31, 2009 and 50% on June 30, 2010

Fiscal Year 2011 (July 1, 2010 through June 30, 2011)	$350,000	50% on December 31, 2010 and 50% on June 30, 2011

Except as described in Section 2.7(a) and (c), Employee must be employed by the Company on each Payment Date for the Employee to receive the Guaranteed Minimum Bonus payable on that date.

4.              The definition of “Annual Bonus” contained in Section 2.1(b)(iii)(a) is hereby amended to provide that when determining the amount of Annual Bonus, if any, payable with respect to any particular Fiscal Year, the amount of any Guaranteed Minimum Bonus payable with respect to such Fiscal Year shall be deducted from the amount otherwise payable as an Annual Bonus for such Fiscal Year.

5.              Section 2.1(b)(iv) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

(iv)  Aggregate Minimum Compensation.  For clarification purposes only, the following chart represents Employee’s total minimum compensation (i.e., the sum of Employee’s Base Salary, Signing Bonus and Guaranteed Minimum Bonus) for each fiscal year through Fiscal Year 2011 assuming Employee remains continuously employed by the Company through the end of Fiscal 2011:

	Fiscal Year 2007	Fiscal Year 2008	Fiscal Year 2009	Fiscal Year 2010	Fiscal Year 2011
Base Salary	$150,000	$450,000	$650,000	$675,000	$675,000
Signing Bonus	$250,000	$250,000	$250,000	$150,000	0
Guaranteed Minimum Bonus	$150,000	$300,000	$300,000	$350,000	$350,000
Aggregate Minimum Compensation	$550,000	$1,000,000	$1,200,000	$1,175,000	$1,025,000

6.              Section 2.7(a)(ii) of the Original Agreement is amended and restated to read in its entirety as follows:

Termination Following Change of Control.  If Employee is terminated by the Company for any reason other than Disability or death within 120 days prior to, or is terminated by the Company for any reason within one (1) year following, a Change of Control (as that term is defined in Section 3.6), or if Employee terminates his employment with the Company for Good Reason within one (1) year following a Change of Control, the Company shall pay Employee (to the extent such amounts have not been previously paid pursuant to an earlier termination under Section 2.7(a)(i)) two (2) times the sum of Employee’s annual Base Salary (at the rate in effect on the Date of Termination) and the greater of (I) the Average Annual Bonus or (II) the Prior Year’s Bonus.  In addition, if

Employee is terminated without Cause or terminates his employment for Good Reason during such one-year period, Employee shall be entitled to the payments and benefits described in Section 2.7(a)(i)(A), (B), (D) and (E) (to the extent such amounts have not been previously paid pursuant to an earlier termination under Section 2.7(a)(i)).  The foregoing shall be in lieu of amounts that would otherwise be payable to Employee under Section 2.7(a)(i)(C) above.  Anything in the Agreement to the contrary notwithstanding, (X) a termination by the Employee for any reason during the thirty (30) day period immediately preceding the one (1) year anniversary of a Change of Control, (Y) a termination of Employee’s employment within one (1) year following a Change of Control as a result of Employee’s death, or (Z) a termination of Employee’s employment by the Company within one (1) year following a Change of Control as a result of Employee’s Disability, shall each be deemed to be a termination for Good Reason for all purposes of this Agreement.

7.               Section 2.7(a)(v) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

(v)                                 Notwithstanding anything in this Agreement to the contrary:  (x) Employee shall have no right to any payments under Section 2.7(a)(i) if Employee is terminated by the Company for Cause, if employee terminates his own employment for other than Good Reason, or if Employee’s employment is terminated due to his death or Disability; and (y) Employee shall have no right to any payments under Section 2.7(a)(ii) if Employee terminates his own employment other than for Good Reason, or except as specifically provided in Section 2.7(a)(ii), if Employee’s employment is terminated due to his death or Disability.

8.               Section 3.8(b)(i) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

For a period of sixty (60) days following such termination, directly or indirectly, engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within any state in the United States in which the Company is doing business at the time of such termination, which is primarily engaged in the construction or marketing of any homes (whether single family, multi-family, owner-occupied, rental or other) or the acquisition or development of any property for residential purposes; provided, however, nothing contained in this Section 3.8 shall prevent Employee from holding for investment no more than one percent (1%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system;

9.              Section 6.10 of the Employment Agreement is hereby amended by adding a new Section 6.10(e) to the end thereof to read in its entirety as follows:

(e)                                  Notwithstanding anything in this Section 6.10 to the contrary, all amounts payable to the Employee as a Gross-Up Payment shall be paid as soon as practicable following the determination of the amount required to be paid to the Employee, and in no event later than the end of the calendar year following the calendar year in which the Employee pays the taxes subject to the “gross-up” provision.  This Section 6.10(e) is intended to require a time and manner of payment for Gross-Up Payments that is consistent with the requirements for treatment of such payments as payable at a specified time for purposes of Code Section 409A, as such requirements are set forth in Treasury Regulation Section 1.409A-3(i)(1)(v) and shall in all cases be interpreted consistent with such requirements, or any successor provisions or guidance regarding compliance with Section 409A of the Internal Revenue Code.

10.        Section 6.12of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

6.12                        Special Rules Regarding Section 409A of the Internal Revenue Code.  Notwithstanding anything to the contrary set forth in this Agreement, all payments of compensation or provision of taxable benefits that are determined to constitute a form of “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be paid at a time and in a manner that is consistent with the requirements of that Code Section.  Specifically, any payments or provision of benefits otherwise required to be made, distributed or otherwise made available to Employee by reason of Employee’s termination of employment during the six month period following Employee’s termination of employment shall be deferred until the six month anniversary of Employee’s termination of employment, but only to the extent necessary to comply with Section 409A(2)(B)(i) of the Code.  All other payments and taxable benefits shall be made available or distributed to Employee at such time(s) as provided by the applicable provisions of this Agreement.  In the event any payments are deferred until the six month anniversary of Employee’s termination of employment by reason of this Section 6.12, those payments shall be made in a single lump sum with interest, determined by reference to the lesser of 5% or prime rate as published from time to time in the Money Rates section of the Wall Street Journal.  References to “termination of employment” shall be interpreted to refer to events that qualify as a “separation from service” (as that phrase is used in applicable regulations issued pursuant to Section 409A of the Code) to the extent such event is the basis for payments of amounts that are treated as nonqualified deferred compensation subject to Section 409A of the Code.  To the extent any reimbursements or in-kind benefits due to

Employee under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 6.12.

11.        Employee shall be eligible to receive a bonus as provided in the Cash Bonus Plan for Garry P. Herdler approved by the Compensation Committee on December 4, 2008, which Bonus Plan shall, with respect to Employee, be in addition to and not a replacement of the Company’s Incentive Compensation Plan.

12.        Company confirms that all bonus income, whether received before, on or after, the date hereof, and regardless of whether such bonus income is sign-on, guaranteed minimum bonus, additional bonus or other bonus amounts and whether deferred or not or elected to be in a non-cash form shall be considered “Recognized Bonus” for purposes of the Company’s Supplemental Executive Retirement Plan (“SERP”).

13.        Except as set forth herein, the terms, conditions and provisions of the Employment Agreement remain unchanged and such terms, conditions and provisions are hereby confirmed.

14.        This Amendment to Employment Agreement may be executed in more than one counterpart, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company and the Employee have caused this Second Amendment to Employment Contract to be executed as of the date first set forth above.

ORLEANS HOMEBUILDERS, INC.

By:	/s/ MICHAEL T. VESEY
	Name:	Michael T. Vesey
	Title:	President & COO

GARRY P. HERDLER

/s/ GARRY P. HERDLER